EARN-OUT AGREEMENT
                                 (Casa Del Mar)


         THIS EARN-OUT AGREEMENT, dated as of the 27th day of October, 1997, is made and entered into by and between COMMUNITY CASA DEL MAR JOINT VENTURE, a Delaware general partnership (hereinafter referred to as "Community"), and WILDER CORPORATION OF DELAWARE, a Delaware corporation (hereinafter referred to as "Wilder") and AIC COMMUNITY MANAGEMENT PARTNERSHIP, a Delaware partnership, d/b/a Brandywine Communities ("Brandywine").

                               W I T N E S S E T H

                   In consideration of the mutual covenants set forth herein, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   Definitions

         1.01 "Affiliate" means any entity in which Wilder, or Community or a shareholder, partner or member of Wilder owns, directly or indirectly, ten (10%) percent or more of the capital interests or voting power thereof respectively, or any individual or entity which owns, directly or indirectly, ten (10%) percent or more of the capital interests or voting power of either Community or Wilder, shareholders, partners or members thereof, respectively.

         1.02 "Agreement" means this Earn-Out Agreement, as it may be modified from time to time in accordance with the provisions hereof or by agreement of Community and Wilder , as provided herein.

         1.03 "Effective Date" means the 27 day of October, 1997.

         1.04 "Earn-Out Price" means the sum of Sixteen Thousand Five Hundred Fifty Dollars ($16,550.00) for each Newly Occupied Pad as that term is hereinafter defined in Section 2.01(c).

         1.05 "Property" means the Casa Del Mar Mobile Home Park described in Exhibit "A" attached hereto and incorporated herein by reference. The address of the Property is 29200 Jones Loop Road, Punta Gorda, Florida 33950.

         1.06 "Potential Earn-Out Pads" (as such term is defined below in Section 2.01(c)) and located on the Property.

         1.07 "Sales Agreement" means that certain Agreement of Sale, having an effective date of August 24, 1997, as amended September 30, 1997, and further amended October 8, 1997, by and between Community Acquisition Joint Venture,


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a/k/a Community Acquisition and Development Partnership as assigned to Community wherein Wilder has agreed to sell to Community and Community has agreed to purchase from Wilder the Property.

                                   ARTICLE II
                                    Earn-Out

         2.01 Earn-Out. As a condition precedent to Wilder's obligation to sell the Property and as part of the net purchase price of Three Million Eight Hundred Fifty Thousand Dollars ($3,850,000.00), of which One Million Five Hundred Thousand Dollars ($1,500,000.00), in value has been paid and Two Million Three Hundred Fifty Thousand Dollars ($2,350,000.00), is still due and owing to Wilder, Wilder and Community have agreed as follows:

                  (a) Management. Community shall during the term of this Agreement enter into a management agreement with Brandywine under the terms and conditions of the Management Agreement, a copy of which is attached hereto and marked Exhibit "B" (the "Management Agreement").

                  (b) Manufactured Home Sales. Community shall retain Brandywine to be a licensed manufactured home dealer, to handle the sales and re-sales of manufactured homes within the Property. Community shall prepare for Wilder's approval, a manufactured home marketing budget and rental rate pro forma (the "MHM Budget"). Community shall provide the necessary funds that are needed to satisfy the MHM Budget. The initial MHM Budget is attached hereto and incorporated herein by reference. So long as Community maintains this MHM Budget, including a cost of living adjustment throughout the term of this Agreement, the MHM Budget shall be deemed approved by Wilder.

                  (c) Newly Occupied Pads. As of September 30, 1997, a total of ninety-eight (98) manufactured housing pads are currently occupied on this Property or subject to pending contracts (and these pads subject to pending contracts were purchased by Community) as evidence by that certain Rent Roll dated as of the 30th day of September, 1997, and certified as of October 24, 1997, by Wilder to be true and correct, a copy of which is attached hereto and incorporated herein by reference as Exhibit "C" (the "Existing Occupied Pads"). At full occupancy of Phase I of the Property it will have a total of 243 manufactured housing pads in Phase I (of which three (3) are being utilized for the water plant) leaving a balance of two hundred and forty (240) developed lots
 . Thus, as of October 24, 1997, one hundred forty two (142) manufactured housing pads are currently unoccupied in Phase I (the "Potential Earn-Out Pads"). At the end of each Monthly Earn-Out Period (as such term is defined below), the parties shall determine which of the Potential Earn-Out Pads were occupied by Tenants. The Potential Earn-Out Pads that were occupied during such prior Monthly Earn-Out Period shall hereinafter be referred to the "Newly Occupied Pads". During each subsequent Monthly Earn-Out Period, the manufactured housing pads that were deemed Newly Occupied Pads for such prior Monthly Earn-Out Period shall for purposes of this Agreement, thereafter be deemed part of the Existing


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Occupied Pads and removed from the pads deemed Potential Earn-Out Pads.

                  (d) Marketing Criteria. Community agrees to have on-site at all times during the term of this Agreement, at least eight (8) manufactured home models and an on-site sales team of not less than one (1) sales personnel during normal business hours and Community shall use its best efforts to obtain additional off-site signage to advertise the Property. Community also agrees to include this Property along with all other properties owned by Community or its Affiliates in its national advertising program.

                  (e) Earn-Out. Commencing as of the Effective Date, through and including December 1, 1997, and monthly thereafter (the "Monthly Earn-Out Period(s)") until November 1, 2022, Community agrees to pay Wilder the sum of Sixteen Thousand Five Hundred Fifty Dollars ($16,550.00), for each newly occupied Pad (the "Monthly Earn-Out") The Monthly Earn-Out shall be paid by Community to Wilder on or before the 15th day of each month following each Monthly Earn-Out Period. Unless this Agreement is terminated pursuant to subparagraph (g) hereof, this Agreement shall terminate sixty (60) days following the earlier of: (i) When Phase I of the Property no longer has any Potential Earn-Out Pads remaining; or (ii) November 1, 2022, at which time Wilder shall execute a Satisfaction of the Performance Mortgage referenced in
Section 3.02 below, during which sixty (60) day period the parties shall complete a final accounting of the Monthly Earn-Out due Wilder hereunder and pay any sums due Wilder. Any sums due Wilder under the Annual Earn-Out shall be paid prior to the recording of the Satisfaction of Performance Mortgage in the Public Records of Charlotte County, Florida.

                  (f) Earn-Out Payment. From October 27, 1997, to October 30, 1999, Wilder shall at its option: receive the sum of Sixteen Thousand Five Hundred Fifty Dollars ($16,550.00) (the "Earn-Out Price") in cash for each Newly Occupied Pad or in lieu of said cash, be paid in 4,729 AIOP Limited Partners Partnership Units (the "AIOP Units") as calculated on the closing price as of August 29, 1997(which was $3.50) of the stock of Asset Investors Corporation as published in the Wall Street Journal. Commencing November 1, 1999, and annually thereafter on November 1st of each year (the "Adjustment Date") during the term of this Agreement, Wilder shall at its option, receive the Earn-Out Price in cash or in lieu of said cash, the number of AIOP Units calculated by the closing price as of the last Friday of October of that year of the stock of Asset Investors Corporation as published in the Wall Street Journal, divided into the Earn-Out Price to establish the number of AIOP Units per Newly Occupied Pad for that twelve (12) month period; for example, if the stock price is $4.50, then the number of AIOP Units would be 3,678 until the next Adjustment Date.

                  (g) Early Termination. If Community: (i) fails to fund the MHM Budget for a period of thirty (30) days after written notice of the default by Wilder, and/or (ii) fails to pay Wilder in cash or AIOP Units, the Earn-Out Price after thirty (30) days written notice of default by Wilder, then Wilder may terminate this Agreement.

                  (h)  Remedies.  In the event Wilder  elects to terminate  this


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Agreement  pursuant to  paragraph  (g) above (the "Early  Termination"),  Wilder shall have the option to sue for specific performance and damages or exercise its rights and remedies under the terms and conditions of the mortgage of even date herewith (the "Performance Mortgage"). Any sums due Wilder shall bear interest at the rate of fifteen percent (15%) per annum from the due date until paid in full.

                                   ARTICLE III
                                     General

         3.01 Books of Account and Records. The books of account and other records pertaining to the Earn-Out shall be maintained by Brandywine at the expense of Community at all times at 2 Ponds Edge Drive, Chadds Ford, PA 19317. The books of account shall be maintained on a cash receipts and expenditures basis in accordance with generally accepted accounting principles, consistently applied, and shall show all items of income, expense, assets, liabilities, costs, receipts, profits and losses pertaining to this Agreement, and such other matters as the accountants of Community shall deem reasonably necessary or appropriate. Wilder shall have the right during usual business hours to audit, examine, and make copies of or extracts from said books of account or records as they pertain to the Earn-Out. Such right may be exercised by an independent certified public accountant designated by such party. Such Party shall bear all expenses incurred in any such examination made at its request.

         3.02 Performance Mortgage. Simultaneously herewith, Community has executed a Performance Mortgage securing the performance of Community hereunder which incorporates the terms and conditions of this Agreement by reference, as if more specifically set forth therein.

         3.03  Notices.

                  (a) All notices, offers, demands or requests provided for or permitted to be given to any party, or any permitted transferee of the interest of said party pursuant to this Agreement, must be in writing and shall be deemed to have been properly given or served when personally delivered to the party entitled thereto or by depositing the same in the United States mail, addressed to said party, postpaid and registered with return receipt requested at the address set forth on the signature page of this Agreement.

                  (b) All notices, offers, demands, and requests shall be effective upon personal delivery or upon being deposited in the United States mail in accordance with subparagraph (a) above. However, the time period in which a response to any such notice, offer, demand or request must be given shall commence to run three (3) days after mailing or actual delivery, whichever occurs first. Rejection or other refusal to accept or the inability to deliver because of changed address shall be deemed to be receipt of the notice, demand, or request sent.

                  (c) By giving to the other  party at least  fifteen  (15) days


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written notice thereof,  the parties hereto and their respective  successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as his address any other address within the United States of America.

         3.04 Governing Law. This Agreement and the obligations of the parties hereunder shall be interpreted, construed, and enforced in accordance with the laws of the State of Florida.

         3.05 Entire Agreement. This Agreement contains the entire agreement between the parties hereto relative to the transactions contemplated hereunder and supersedes any and all prior negotiations, understandings, or agreements in regard thereto. No variations, modifications, or changes herein or hereof shall be binding upon either Party unless and until set forth in a document duly executed by or on behalf of each such Party as an amendment to this Agreement.

         3.06 Waiver. None of the terms of this Agreement may be waived except by an instrument in writing signed by each of the parties hereto. No consent or waiver, express or implied, by any Party to or of any breach or default in the performance by another Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Party of the same or any other obligations of such party hereunder. Failure on the part of any party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver of such party's rights hereunder.

         3.07 Severability. In the event any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         3.08 Binding Agreement. Subject to the restrictions on transfers and encumbrances set forth herein, this Agreement shall inure to the benefit of and be binding upon the undersigned parties and their respective legal representatives, successors, and assigns. Whenever in this Agreement a reference to any party is made, such reference shall be deemed to include a reference to the legal representatives, successors, and assigns of such party.

         3.09 Equitable Remedies. The rights and remedies of any of the parties hereunder shall not be mutually exclusive, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. Each party confirms that damages at law may be an inadequate remedy for a breach or threatened breach of this Agreement and agrees that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise


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of any party aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intention by this Agreement to make clear the agreement of the parties that the respective rights and obligations of the parties hereunder shall be enforceable in equity as well as at law or otherwise. Notwithstanding the exercise of the rights and remedies of Wilder hereunder or under the Performance Mortgage, this Agreement and the Performance Mortgage shall be subject to and subordinate and inferior to any lease or rental agreement entered into by Community with any tenant occupying a manufactured home on the Property and the only rights Wilder has with respect to a Newly Occupied Pad shall be the collection of the Earn-Out Price due Wilder for that Newly Occupied Pad. In the event of a foreclosure under the terms of the Performance Mortgage, Community shall have the continued right to manage the Property and lease Newly Occupied Pads and re-lease Existing Occupied Pads until Wilder is paid in full through the exercise of its judgment in foreclosure.

         3.10 Casa Del Mar Utilities. Wilder acknowledges receipt of that certain letter from H2O Utility Services, Inc.("H2O") dated October 22, 1997 wherein H2O indicates that it may cost up to One Hundred Thousand Dollars ($100,000.00) (the "Bid") to expand the existing Casa Del Mar Water Treatment Facility (the "Facility") to permit said Facility to service Phase I at Casa Del Mar. Community and Wilder agree that as a post closing item, they will rebid the Bid or allow H2O to perform the additional engineering needed to give Community a firm bid in order to satisfy this condition precident to the closing of the purchase of Casa Del Mar. Once a firm bid is obtained and accepted by the parties that amount will be due and owing by Wilder, but in no event shall the Bid exceed One Hundred Thousand Dollars ($100,000.00). Community agrees to advance the amount due under the approved Bid upon the execution of the contract pertaining to the approved Bid and Wilder shall reimburse Community the amount so advanced up to One Hundred Thousand Dollars ($100,000.00) from the Earn-Out Price payments due Wilder commencing with the thirty first (31st) Earn-Out Price payment until said amount is totally reimbursed to Community, after which all subsequent Earn-Out Price payments shall be payable to Wilder in accordance with this Agreement.

         3.11 Prevailing Party. In the event of a dispute between the parties, the prevailing party shall be entitled to reasonable attorney's fee and paralegal fees and court cost incurred prior to and during any litigation, mediation or bankruptcy proceedings including interest from the date said fees and costs were advanced by the prevailing party at the rate of ten percent (10%) per annum.

         3.12 Number and Gender. Whenever required by the context hereof, the singular shall be deemed to include the plural, the plural shall be deemed to include the singular, and the masculine, feminine and neuter genders shall each be deemed to include the others.

         3.13 Headings. All headings contained in this Agreement are for convenience of reference only and shall not be considered in any way in connection with the interpretation or enforcement of any provisions of this Agreement.

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         3.14 Counterparts.  This Agreement may be executed and delivered in one or more counterparts and by facsimile, and all of which shall be fully effective as an original and all of which shall constitute one and the same instrument binding on all of the parties hereto; provided, however, that no signature shall be binding or effective unless and until all signatures shall have been obtained and delivered.

         3.15 Joinder. Brandywine hereby joins in the execution of this Agreement so as to bind said parties to the specific paragraphs set forth herein as well as the terms and conditions of the exhibits referenced herein in which Brandywine is to be a party.

         3.16 Waiver of Jury Trial. Each of the parties hereby knowingly, voluntarily and intentionally waives (to the fullest extent permitted by applicable law) any rights it may have to a jury trial by jury of any disputes arising under or relating to this Agreement and agrees that any such dispute shall be tried before a judge sitting without a jury. Each of the parties hereby irrevocably consents to the jurisdiction and venue of the Courts of the State of Florida and of any Federal Court located within Hillsborough County, Florida in connection with any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each party hereby waives personal service of any process in connection with any such action or proceeding and agrees that the service thereof may be made by certified or registered mail directed to the party, and its counsel, at the address of such party, and its counsel, set forth in Section 3.03 hereof, or at such other addresses of which the party has given notice as provided in Section 3.03 hereof. In the alternative, any party may effect service upon any other party in any other form or manner permitted by law.



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         IN WITNESS WHEREOF, this Agreement is executed effective as of the date set forth above.

WITNESSETH:                          COMMUNITY CASA DEL MAR JOINT
                                     VENTURE, a  Delaware general partnership

                                     By:   COMMUNITY ACQUISITION AND DEVELOPMENT
                                           CORPORATION
/s/ Katherine A. Baserap
---------------------------------
Name: Katherine A. Baserap                 By: /s/ Joseph W. Gaynor
                                               ---------------------------------
                                               Joseph W. Gaynor, President
/s/ Mary Canotenoto                            Address: 2637 McCormick Dr., Ste.
---------------------------------
B
Name: Mary Canotenoto                          Clearwater, FL 33759


                                     WILDER CORPORATION OF DELAWARE, a
                                     Delaware corporation

/s/ Mary Canotenoto                  By:/s/Maurice Wilder
---------------------------------       ----------------------------------------
Name: Mary Canotenoto                   Maurice Wilder, President
                                     .Address: 3000 Gulf to Bay Blvd. 6th Floor
/s/ Katherine A. Baserap                         Clearwater, FL 34619
-----------------------------
Name: Katherine A. Baserap



                                     AIC Community Management Partnership, a
                                     Delaware general partnership, d/b/a
                                     Brandywine Communities

/s/ Katherine A. Baserap
-----------------------------         By:Community Management Investors
Name: Katherine A. Baserap               Corporation,
                                         a Delaware corporation, General Partner
                                         By: /s/Joseph W. Gaynor
/s/ Mary Canotenoto                          --------------------------------
Name: Mary Canotenoto                           Joseph W. Gaynor Vice President
                                       Address: 2 Ponds Edge Drive
                                                Chadds Ford, PA 19317





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